[Exhibit 3.2]


                  ARTICLES OF AMENDMENT TO
                 ARTICLES OF INCORPORATION
                            OF
            NORTH AMERICAN LIABILITY GROUP, INC.

1. The following provision of the Articles of Incorporation of North American Liability Group, Inc., a Florida corporation (the "Company") filed in Tallahassee on November 13, 1992, as document number P92000004064, and pursuant to Sections 607.0704, 607.0725,
607.0726,   607.1001  and  607.1003  of  the   Florida   Business
Corporation Act, and as amended in February 2001, be and hereby is amended to read as follows:

Article IV shall be deleted and in its place the following
Article shall be inserted:

                         ARTICLE IV

General
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     The  total  number  of  shares  that  the  Company  has  the authority to issue is 1,150,000,000. The total number of shares of Common Stock that the Company has the authority to issue is 1,000,000,000, with no par value per share. The total number of shares of Preferred Stock that the Company has the authority to issue is 150,000,000, with no par value per share, separated by series as set forth below.

     The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issuance of preferred stock in one or more series, to fix the number of shares in such series and to fix the designations and powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, and restrictions of such shares, of each such series. The Board shall thereafter be empowered to file Articles of Amendment to the Articles of Incorporation without shareholder approval.

     Pursuant to the grant of authority in this Article, upon the filing and effectiveness of this Article, the Board of Directors of the Company, pursuant to the authority granted in these Articles of Incorporation and the Bylaws of the Company, hereby authorizes the issuance of the shares of Preferred Stock in three different series, in such denominations, designations and preferences as set forth below.


COMMON STOCK

     On July 30, 2003, the Board of Directors and a majority of the Company's shareholders approved a 100 for 1 reverse stock split of the Company's Common Stock to be effective September 1,


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2003.   The  stock split does not change the number of authorized
shares of common stock of the Company.

  (a) Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled, the holders of shares of common stock shall be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends.

     (b) In the event of any dissolution, liquidation or winding up of this corporation, whether voluntary or involuntary, after there shall have been paid to the holders of shares of preferred stock the full amounts to which they shall be entitled, the holders of the then outstanding shares of common stock shall be entitled to receive, pro rata, any remaining assets of this corporation available for distribution to its shareholders. The board of directors may distribute in kind to the holders of the shares of common stock such remaining assets of this corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity and receive payment in cash, stock or obligations of such other corporation, trust or entity or any combination of such cash, stock, or obligations, and may sell all or any part of the consideration so received, and may distribute the consideration so received or any balance or proceeds of it to holders of the shares of common stock. The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of this corporation (unless in connection with that event the dissolution, liquidation or winding up of this corporation is specifically approved), or the merger or consolidation of this corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of this corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of this corporation for the purpose of this paragraph (b).

     (c) Except as provided by law or these articles of incorporation with respect to voting by class or series, each outstanding share of common stock of this corporation shall entitle the holder of that share to one vote on each matter submitted to a vote at a meeting of shareholders.

     (d) Such numbers of shares of common stock as may from time to time be required for such purpose shall be reserved for issuance (i) upon conversion of any shares of preferred stock or any obligation of this corporation convertible into shares of common stock and (ii) upon exercise of any options or warrants to purchase shares of common stock.


SERIES 2001A CONVERTIBLE PREFERRED STOCK

     The Board of Directors has designed 100,000,000 shares of Preferred Stock to be authorized and issued in exchange for a like number of common shares, to various shareholders in consideration for the waiver of certain contractual conditions between the Company and such shareholders, as well as other


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contractual  agreements between various of the  shareholders,  as
"Series 2001A Convertible Preferred Stock."

     The 100,000,000 shares of Series 2001A Convertible Preferred
Stock carry the following preferences:

Voting Rights.   Each  share of common  stock  entitles  the
-------------
holder thereof to one vote, either in person or by proxy, at meetings of shareholders, and such vote shall be equal to the voting rights of the common stock and shall be counted with the common stock toward the election of directors or such other action as the class of common stock shall be entitled. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of the Series 2001A Preferred Stock and the common stock, holding in the aggregate more than fifty percent (50%) of the total voting rights can elect all of the directors of North American Liability Group, Inc.

Antidilution.  In the event that we shall at  any  time
------------
combine the outstanding common stock into a smaller number of shares, such action shall have no effect upon the conversion ratio of the Series 2001A Convertible Preferred Stock, which shall always be on a one share for one share basis.

Conversion Rights.  Each share of Series 2001A  Convertible
-----------------
Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable shares of common stock of the corporation, on a one for one basis, at any time after February 1, 2002.


CLASS B PREFERRED STOCK

The  Board  of  Directors  has  designed  50,000,000  shares   of
Preferred Stock to be authorized and issued in a private placement offering as "Class B Preferred Stock," which carries the following preferences:

Voting Rights.  Each outstanding share of Class B  Preferred
-------------
Stock of this corporation shall entitle the holder of that share to ten votes on each matter submitted to a vote at a meeting of shareholders.

Antidilution.  In  the  event that we  shall  at  any  time
------------
combine the outstanding common stock into a smaller number of shares, such action shall have no effect upon the conversion ratio of the Class B Preferred Stock, which shall always be on a one share for one share basis.

Conversion Rights.  Each share of Class B Preferred Stock may, at
-----------------
the option of the holder, be converted into fully paid and nonassessable shares of common stock of the corporation, on a one for one basis, at any time after September 1, 2005.


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       The  foregoing  Articles  of  Amendment  to  Articles   of
Incorporation was adopted by a majority vote of the Company's Shareholders and its Directors as authorized in the Articles of Incorporation and Bylaws of the Company, on the _10th day of September, 2004, in accordance with the provisions of the Florida
Business   Corporation  Act.   The  number  of  votes  cast   was
sufficient for approval.

     IN WITNESS WHEREOF, the undersigned President of the Company has executed these Articles of Amendment on the __10th day of September, 2004.


                         NORTH AMERICAN LIABILITY GROUP, INC.


                         By:  /s/ Bradle Wilson
                            ------------------------------------
                            Bradley Wilson, President






































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